Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.10 to Registration Statement No. 33-89775 of BlackRock Focus Growth Fund, Inc. (the “Fund”) on Form N-1A of our reports dated October 27, 2008, relating to the financial statements and financial highlights of the Fund and of Master Focus Growth LLC, appearing in the corresponding annual report on Form N-CSR of the Fund for the year ended August 31, 2008. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/    Deloitte & Touche LLP

Princeton, New Jersey

December 19, 2008